Exhibit 23(c)

                         Independent Auditors' Consent



The Board of Directors
Thomas & Betts Corporation

We consent to the incorporation by reference in this Registration Statement of Thomas & Betts Corporation on Form S-3 of our report dated February 6, 1997 (relating to the consolidated financial statements of Augat Inc. (a wholly-owned subsidiary of Thomas & Betts Corporation since December 11, 1996) and subsidiaries, not incorporated by reference or presented separately herein) appearing as Exhibit 99 in the Annual Report on Form 10-K of Thomas & Betts Corporation for the year ended December 28, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                      /s/ Deloitte & Touche LLP



Boston, Massachusetts
August 13, 1998